Exhibit 3.1
AMENDMENT TO SECTION 3.01 OF ARTICLE III OF THE AMENDED BYLAWS OF
QUAD/GRAPHICS, INC.
Effective October 3, 2023
(Additions in bold and underscore; deletions in strikethrough)
    3.01    General Powers, Classification and Number. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of, the Board of Directors. The number of directors of the corporation shall be ~~nine (9)~~ ten (10). All directors shall be members of a single class.